Exhibit (a)(8)
Screenshot of Electronic Election Form (screenshots 1-2)
APOLLO GROUP INC,
EMAIL stockoptions@apollogrp.edu
APOLLO GROUP, INC.
ELECTION FORM RE: TENDER OF ELIGIBLE STOCK OPTIONS PURSUANT TO THE OFFER TO AMEND OR REPLACE ELIGIBLE STOCK OPTIONS DATED JUNE 13, 2007
THE OFFER EXPIRES AT 11:59 P.M., EASTERN DAYLIGHT TIME, ON JULY 12. 2007, UNLESS THE OFFER IS EXTENDED.
Name : ADMIN USER
Employee ID : 123
Address : ADDRESS1 ADDRESS2 ADDRESS3 CITY CA 12345 USA
Important: Read the instructions to this Election Form before completing and signing this page.
Indicate your decision to tender your Eligible Options identified below for amendment or replacement by checking the “Yes” box under the “Amend Entire Eligible Portion” column. If you do not want to tender one or more of your Eligible Options for amendment or replacement, check the “No” box under the “Amend Entire Eligible Portion” column for those particular options. If you do not clearly mark the “Yes” box with respect to an Eligible Option, your election with respect to that option will default to “Amend None.” In that event, such Eligible Option will not be amended or replaced, and you will not become entitled to the special cash bonus payable with respect to that Eligible Option. In addition, you will be solely responsible for bringing such Eligible Option into compliance with IRC Section 409A in order to avoid adverse tax consequences with respect to that option. You may not tender only a portion of an Eligible Option.
Fair Market Value of Apollo Numher of Group Class Total Option Shares A Common —

https://apol.equitybenefits.com - ViewElect - Microsoft Internet Explorer

File Edit View Favorites Tools Help

Indicate your decision to tender your Eligible Options identified below for amendment or replacement by checking the "Yes" box under the "Amend Entire Eligible Portion" column. If you do not want to tender one or more of your Eligible Options for amendment or replacement, check the "No" box under the "Amend Entire Eligible Portion" column for those particular options. If you do not clearly mark the "Yes" box with respect to an Eligible Option, your election with respect to that option will default to "Amend None." In that event, such Eligible Option will not be amended or replaced, and you will not become entitled to the special cash bonus payable with respect to that Eligible Option. In addition, you will be solely responsible for bringing such Eligible Option into compliance with IRC Section 409A in order to avoid adverse tax consequences with respect to that option. You may not tender only a portion of an Eligible Option.

Original Grant Date	Option Number	Exercise Price Per Share	Total Number of Exercisable Shares	Number of Option Shares Eligible for Tender Offer Amendment	Revised Grant Date	Fair Market Value of Apollo Group Class A Common Stock on Revised Grant Date	Amend Entire Eligible Portion?
Sep 21, 2001	001856	$23.33	1,000	500	Dec 31, 2001	$30.01	◉ Yes ○ No
Jan 02, 2002	004571	$29.32	500	100	Jan 23, 2002	$29.41	◉ Yes ○ No
Aug 06, 2004	009568	$71.25	250	10	Sep 23, 2004	$72.48	◉ Yes ○ No

Please note that if an Eligible Option you tender for amendment has an exercise price per share at or above the closing price per share of Apollo Group Class A common stock on the amendment date, that option will be canceled on that date and immediately replaced with a new option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date, but with a new grant date. Such cancellation and re-grant is necessary in order to avoid adverse taxation of that option under IRC Section 409A.

RETURN TO PREVIOUS SCREEN NEXT

Done Internet